Farmer Mac Closes $283.6 Million Securitization of Agricultural Mortgage-Backed Securities (AMBS)

WASHINGTON, D.C., February 23, 2023 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing for American agriculture and rural infrastructure, announced today that it has completed a $283.6 million securitization of agricultural mortgage loans.
"We are very pleased with the execution of our third transaction in the FARM Series, FARM 2023-1 agricultural mortgage-backed securitization (AMBS) as we return to the market in the new year,” says President and Chief Executive Officer, Brad Nordholm. “We are encouraged by the strong investor demand for this new asset class and believe this transaction further demonstrates our commitment to building a program that aligns with our mission to lower costs and improve credit availability in rural America. We remain confident in our ability to navigate the current environment and to continue to pursue growth opportunities, and our commitment to developing a vibrant and liquid AMBS market is central to that strategy.”
The mortgage pool for FARM Series 2023-1 consists of 408 agricultural mortgage loans with an aggregate outstanding principal balance of approximately $283.6 million. The loans in the pool were underwritten to Farmer Mac’s standards and acquired by Farmer Mac between January 2021 and February 2022. This deal included a $262.3 million senior tranche guaranteed by Farmer Mac and a $21.3 million unguaranteed subordinate tranche.
ATLAS SP Securities acted as the lead manager and sole bookrunner along with CastleOak Securities, L.P. and Seaport Global Securities LLC, as selling group members. Dechert LLP served as legal advisor to Farmer Mac. Morgan, Lewis and Bockius LLP served as legal advisor to ATLAS SP Securities, CastleOak Securities, L.P., and Seaport Global Securities LLC.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, Farmer Mac provides financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from its low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Megan Murray-Pelaez, Media Inquiries
        (202) 872-7700